Exhibit 10.7
DigitalOcean
101 Avenue of the Americas New York, NY 10013
February 12, 2024

Warren Adelman

Dear Warren,
DigitalOcean Holdings, Inc. (the “Company”) is pleased to make the following offer with respect to your position as Executive Chairman (“Executive Chairman”) of the Board of Directors of the Company (the “Board”):
1.    Term. The parties hereby agree to extend the term of your service as Executive Chairman from the date of this letter agreement through August 24, 2024 (the “Service Period”).
2.    Compensation.
(a)    Cash Compensation. The Company will pay you a salary at the rate of $81,250 per month.
(b)    Equity Compensation: The Company will grant you restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan (the “Plan”) in an amount equal to $1,239,286. The RSUs will vest in equal installments on a monthly basis over the six (6) month period following the date of grant, and such RSU vests shall be processed using a net settlement method. The number of RSUs granted to you will be calculated based on a multiday average of the Company’s stock price on the New York Stock Exchange prior to the date of grant. The RSUs will have terms and conditions consistent with the Plan and the applicable RSU agreement.
(c)    Employee Benefits. You will be eligible to participate in a number of Company- sponsored benefits subject to the eligibility requirements and rules of each such plan or program.

(d)    All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(e)    During the period in which you serve as Executive Chairman, you shall not be eligible for any other compensation with respect to your service on the Board.
3.    Termination of Service.
(a)    Service with the Company as Executive Chairman is for the Service Period. This relationship is “at will,” meaning that either you or the Company may terminate your service at any time and for any reason, with or without Cause (as defined below). Notwithstanding the foregoing, in the event the Company terminates your service as Executive Chairman without Cause prior to the end of the Service Period, all unvested shares subject to the RSU award set forth in Section 3 above shall accelerate and vest in full as of the date of termination (and such accelerated RSUs shall be processed using a net settlement method on the termination date).

(b)    “Cause” is defined as: (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) your material breach of any agreement between you and the Company; (c) your material failure to comply with the Company’s written policies or rules; (d) your conviction or, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state or a similar violation outside the United States; (e) your gross negligence or willful misconduct in connection with your conduct as Executive Chairman, which causes material harm to the Company; (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board; or (g) your failure to cooperate in good faith (as reasonably determined by the Board) with a governmental or internal investigation of the Company or its directors, office, or employees, if the Company has reasonably requested your cooperation.

(c)    Except as otherwise set forth in this Section, you will not be entitled to any compensation upon the termination of your service as Executive Chairman.
4.    Interpretation, Amendment and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

5.    Governing Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.
Please sign and date this letter agreement below.

Very truly yours,
DigitalOcean Holdings, Inc.

By: /s/ W. Matthew Steinfort
Title: W. Matthew Steinfort, CFO

I have read and accept this offer:

/s/ Warren Adelman
Warren Adelman

February 12, 2024
Date